UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Acura Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

New York	11-0853640
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

616 N. North Court, Suite 120, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock	The Nasdaq Stock Market LLC

Par Value, $.01 Per Share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to general Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: ______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

A description of the Registrant's capital stock being registered is as follows: common stock, $.01 par value (the “Common Stock”).

Dividend Rights. Subject to the dividend rights of any outstanding shares of preferred stock (the “Preferred Stock”), the holders of Common Stock shall be entitled to receive, as, when and if declared by the board of directors (the “Board”) of the Registrant, but only out of funds legally available therefor, cash dividends in such amounts as the Board may determine.

Voting Rights. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a vote of the stockholders of the Registrant.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Registrant and the preferential amounts to which the holders of any outstanding shares of Preferred Stock shall be entitled to receive upon dissolution, liquidation, or winding up, the holders of Common Stock shall be entitled to share on a share for share basis in the remaining assets of the Registrant.

Item 2. Exhibits.

Pursuant to the instructions, no exhibits are required to be filed.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)	Acura Pharmaceuticals, Inc.

Date:	January 31, 2008

By:	/s/ Peter A. Clemens
Peter A. Clemens, Senior Vice President and Chief Financial Officer